Exhibit 4.4

OPTION AGREEMENT

OPTION AGREEMENT, dated as of April 30, 2007, by and among CABOWISE INTERNATIONAL LTD., a company incorporated under the laws of the British Virgin Islands (the “Optionee”) and the Grantors listed on the signature page hereto (each a “Grantor” and collectively, the “Grantors”).

BACKGROUND

The Grantors indirectly own a controlling interest in the Optionee. The Grantors also collectively own an 85 percent (85%) equity interest (the “Interest”) in BEIJING PKU CHINAFRONT TECHNOLOGY CO., LTD., a company incorporated under the laws of the People’s Republic of China (the “Company”). The Grantors desire to grant to the Optionee an option to acquire the Interest.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, mutual covenants herein set forth and other good and valuable consideration, subject to the terms and conditions herein, the Optionee hereby agrees as follows:

1.  Grant of Option. Subject to the terms and conditions herein, the Grantors hereby grants to the Optionee an option (the “Option”) to purchase the Interest at an exercise price (the “Exercise Price”) of Two Million Dollars ($2,000,000). The Optionee, on any exercise of the Option, must exercise the Option for all of the Interest; a partial exercise is not permitted.

2.  Term of the Option. The Optionee may exercise the Option at any time during the one year period ending on the first anniversary of the date hereof (the “Term”) in accordance with the exercise procedure specified in Section 4 hereof.

3.  Rights of Optionee. The Optionee shall not have any rights to dividends or distributions or any other rights of an equity holder with respect to the Interest until the Interest shall have been issued to Optionee (as evidenced by the appropriate entry on the transfer books of the Company) upon purchase of the Interest upon exercise of the Option.

4.  Exercise Procedure. The Optionee may exercise the Option, in whole but not in part, at any time during the Term, by delivering to the Company and the Grantors a written notice duly signed by the Optionee indicating that the Optionee is exercising the Option. Following delivery of such written notice, the Optionee, the Company, and the Grantors shall enter into a purchase agreement in form and substance satisfactory to all of the parties relating to the acquisition of the Interest by the Optionee (the “Interest Purchase Agreement”). Payment in the amount equal to the full Exercise Price shall be made in connection with the closing of the Interest Purchase Agreement.

5.  Notices. Each notice relating to this Agreement shall be in writing and delivered in person or by facsimile or certified mail to the addresses of the respective parties hereto as specified on the signature page hereto, or to such other address as either party hereto may hereinafter duly give to the other.

6.  Assignment; Designation of Interest Recipient; Binding. The Optionee may assign this option to any third party subject to compliance with applicable laws. In addition, the Optionee may designate a third party to receive the Interest instead of the Optionee upon the exercise of this Option by the Optionee. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their successors, and permitted assigns.

7.  Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters herein, and cannot be amended, modified or terminated except by an agreement in writing executed by the parties hereto.

8.  Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York without regard to the conflicts of law principles thereof.

9.  Further Assurances. Each of the parties to this Agreement will use his or its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including the execution and delivery of such other documents and agreements as may be necessary to effectuation the transfer of the Interest upon exercise of the option).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

CABOWISE INTERNATIONAL LTD. By: /s/ Name:_________________________ Title:__________________________ Address:_______________________ __________________________
Grantors:
SHUDONG XIA /s/ Shudong Xia Address:_______________________ __________________________ Percentage Interest in Company: 61%	CHUANG YANG /s/ Chuang Yang Address:_______________________ ______________________________ Percentage Interest in Company: 10%
ZHIPING ZHANG /s/ Zhiping Zhang Address:_______________________ __________________________ Percentage Interest in Company: 8%	ZHIBIN LAI /s/ Zhibin Lai Address:_______________________ ______________________________ Percentage Interest in Company: 6%